UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2019

THESTREET, INC.

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

0-25779 (Commission File Number)	06-1515824 (IRS Employer Identification No.)

14 WALL STREET, 15TH FLOOR

NEW YORK, NEW YORK 10005

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (212) 321-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01	Completion of Acquisition or Disposition of Assets.

On February 14, 2019, TheStreet, Inc. (the “Company”) completed the previously announced sale (the “Sale”) of the Company’s institutional business units, which include The Deal and BoardEx (the “B2B Business”), pursuant to the Membership Interest Purchase Agreement (the “Purchase Agreement”), dated as of December 6, 2018, between the Company and Euromoney Institutional Investor PLC (“Euromoney”) for a purchase price of $87.3 million in cash, subject to adjustment, including based on the working capital, cash and the outstanding indebtedness of the B2B Business as of the closing. In connection with the closing, Euromoney assigned all of its rights and obligations under the Purchase Agreement to its wholly owned subsidiary, Internet Securities, Inc. (“Purchaser”). The Sale was structured as a purchase by Purchaser of all of the membership interests of The Deal, L.L.C., a Delaware limited liability company and wholly owned subsidiary of the Company. At the closing of the Sale, $100,000 of the purchase price was deposited into an escrow account to cover potential purchase price adjustment payments in Purchaser’s favor under the Purchase Agreement, if any, and $520,000 of the purchase price was deposited into an escrow account as security for Purchaser’s right to indemnification under the Purchase Agreement for any tax loss. Any remaining escrowed funds of the tax escrow amount will be released to the Company on the first business day following January 31, 2020, subject to any pending tax loss claims.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which was previously filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on December 6, 2018, and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported, and in connection with the completion of the Sale, David Callaway stepped down as the Company’s Chief Executive Officer given the reduced size of the Company’s operations following the Sale. Mr. Callaway also resigned from the Company’s board of directors (the “Board”), concurrent with the completion of the Sale.

On February 11, 2019, the Board appointed Eric Lundberg to serve as a Class II director of the Company to fill the vacancy created by the resignation of Mr. Callaway, effective upon the closing of the Sale. Mr. Lundberg will not serve on any committees and will not receive any compensation in connection with his service on the Board. There are no related party transactions with Mr. Lundberg that are reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K. No arrangement or understanding exists between Mr. Lundberg and any other person pursuant to which Mr. Lundberg was selected as a director of the Company. Also effective upon the completion of the Sale, Mr. Lundberg ceased to act in the role of the Company’s principal accounting officer.

On February 11, 2019, the Board appointed Robert Kondracki to serve as the Company’s Chief Accounting Officer, effective upon the completion of the Sale and he will serve as Company’s principal accounting officer. Mr. Kondracki, age 61, joined the Company in June 2016 as Vice President of Finance and previously served as Vice President of Finance for ALM Media, LLC from October 1999 to June 2016. Mr. Kondracki holds a B.S. degree in accounting from Kean University. There are no family relationships between Mr. Kondracki and any of the officers or directors of the Company. There are no related party transactions with Mr. Kondracki that are reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K. No arrangement or understanding exists between Mr. Kondracki and any other person pursuant to which Mr. Kondracki was selected as the Company’s Chief Accounting Officer.

Item 7.01	Regulation FD Disclosure.

On February 14, 2019, the Company issued a press release announcing the closing of the Sale. A copy of that press release is attached hereto as Exhibit 99.1.

Item 9.01	Exhibits.

(b) Pro Forma Financial Information

The unaudited pro forma condensed consolidated financial information of the Company for the nine months ended September 30, 2018, and the years ended December 31, 2017 and 2016, included in the Company’s definitive proxy statement filed with the SEC on January 11, 2019, beginning on page 65 thereof, is incorporated herein by reference.

(d) Exhibits

Exhibit No.	Description

99.1	Press release dated February 14, 2019.

99.2	Unaudited Pro Forma Condensed Consolidated Financial Statements and accompanying notes (incorporated by reference to the Company’s definitive proxy statement filed on January 11, 2019).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 15, 2019

THESTREET, INC.

By:	/s/ Eric Lundberg
Name:	Eric Lundberg
Title:	Chief Executive Officer and Chief Financial Officer